UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

SIMON PROPERTY GROUP, INC., and
SIMON PROPERTY ACQUISITIONS, INC.,

                  Plaintiffs,              File No.  02-74799

v.                                         The Honorable Victoria A. Roberts
                                           Magistrate Judge Virginia M. Morgan

TAUBMAN CENTERS, INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA A.
PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,

                  Defendants.
--------------------------------------------------------------------------------

Carl H. von Ende (P 21867)                Joseph Aviv (P 30014)
Todd A. Holleman (P 57699)                Bruce L. Segal (P 36703)
Miller, Canfield, Paddock & Stone, P.L.C  Matthew F. Leitman (P 48999)
Attorneys for Plaintiffs                  Miro Weiner & Kramer
Suite 2500                                Attorneys for Defendants
150 West Jefferson Avenue                 Suite 100
Detroit, Michigan 48226-4415              38500 Woodward Avenue
Telephone:  (313) 963-6420                Bloomfield Hills, Michigan 48303-0908
Facsimile:   (313) 496-7500               Telephone:  (248) 258-1207
                                          Facsimile:   (248) 646-4021

                                          I.W. Winsten (P 30528)
                                          Raymond W. Henney (P 35860)
                                          Honigman Miller Schwartz and Cohn, LLP
                                          Attorneys for Defendants
                                          2290 First National Building
                                          Detroit, Michigan 48226-3583
                                          Telephone:  (313) 465-7000
                                          Facsimile:  (313) 465-7411

--------------------------------------------------------------------------------

                BRIEF IN SUPPORT OF DEFENDANTS' MOTION TO DISMISS
              FOR FAILURE TO STATE A CLAIM UNDER THE CONTROL SHARE
               ACQUISITIONS ACT UPON WHICH RELIEF CAN BE GRANTED

                                TABLE OF CONTENTS

                                                                           PAGE

Index of Authorities........................................................ii

Index of Exhibits Attached to the Brief.....................................iv

Statement of the Issue Presented............................................v

Controlling or Most Appropriate Authority for the Relief Sought.............v

Preliminary Statement.......................................................1

Background..................................................................2

Argument....................................................................4

                 THE TAUBMAN FAMILY'S RECEIPT OF ORIGINAL-ISSUE
                  SHARES OF PREFERRED STOCK DIRECTLY FROM THE
                  COMPANY WAS NOT A "CONTROL SHARE ACQUISITION"

Conclusion..................................................................9

                              INDEX OF AUTHORITIES

                                                                            PAGE
CASES

Atlantis Group, Inc. v. Alizac Partners, 1991 U.S. Dist. LEXIS 12106
   (W.D. Mich. Aug. 27, 1991)..................................................6

Atlantis Group, Inc. v. Alizac Partners, No. 1:90-CV-937, slip op.
   (W.D. Mich. Dec. 5, 1991)...................................................6

Business Aviation of South Dakota, Inc. v. Medivest, Inc., 882 P.2d 662
   (Utah 1994).................................................................8

CTS Corp. v. Dynamics Corp, 481 U.S. 69 (1987).................................6

Fleming v. International Pizza Supply Corp., 676 N.E.2d 1051 (Ind. 1997).......7

Heenan v. Page, No. 90-020150-CZ, slip op.
   (Mich. Cir. Ct. Wayne County Sept. 6, 1991).................................6

Young v. General Acceptance Corp., 770 N.E.2d 298 (Ind. 2002)..................7


STATUTES

Comments to Ind. Code ss.23-1-42-2(a)..........................................7

Ind. Code ss.23-1-17-5.........................................................7

Mich. Comp. Laws ss.8.3........................................................5

Mich. Comp. Laws ss.8.3a.......................................................5

Mich. Comp. Laws ss.450.1790-.1799.............................................3

Mich. Comp. Laws ss.450.1790(1)................................................3

Mich. Comp. Laws ss.450.1790(2)................................................4

Mich. Comp. Laws ss.450.1791(1).............................................3, 4

Mich. Comp. Laws ss.450.1794................................................4, 7

Mich. Comp. Laws ss.450.1798...................................................4

Mich. Comp. Laws ss.450.1798(1)................................................8

                                       ii

Utah Code Ann ss.61-6-3(4)(e)..................................................8


OTHER AUTHORITIES

The American Heritage Dictionary of the English Language (3d ed. 1992).........5

11 Fletcher Cyc.Corp. ss.5084 (Rev. vol. 1995) ................................5

Edward C. Hanpeter, The Michigan Control Share Acquisitions Act,
   11 Mich. Bus. L. J. 1 (1st  Qtr. 1988)...................................5, 8

Harry G. Henn & John R. Alexander, Laws of Corporations & Other Business
   Enterprises (3d ed. 1983)...................................................5

The Random House Dictionary of the English Language (2d ed. unabridged 1987)...5

Stephen H. Schulman, Cyril Moscow, Margo Rogers Lesser,
   Michigan Corporation Law & Practice (2002)...............................6, 8

David D. Warner, Michigan Corporate Practice and Forms:
   The Jaffe, Raitt, Heuer & Weiss Manual (2001).........................6, 7, 8


                     INDEX OF EXHIBITS ATTACHED TO THE BRIEF


   Exhibit A    The Michigan Control Share Acquisitions Act

   Exhibit B    11 Fletcher Cyc. Corp. ss.5084 (Rev. vol. 1995)

   Exhibit C    Harry G. Henn & John R. Alexander, Laws of Corporations & Other
                Business Enterprises (3d ed. 1983)

   Exhibit D    The Random House Dictionary of the English Language (2d ed.
                unabridged 1987)

   Exhibit E    The American Heritage Dictionary of the English Language (3d ed.
                1992)

   Exhibit F    Edward C. Hanpeter, The Michigan Control Share Acquisitions Act,
                11 Mich. Bus. L. J. 1 (1st Qtr. 1988)

   Exhibit G    Stephen H. Schulman, Cyril Moscow, Margo Rogers Lesser, Michigan
                Corporation Law & Practice (2002)

   Exhibit H    David D. Warner, Michigan Corporate Practice and Forms: The
                Jaffe, Raitt, Heuer & Weiss Manual (2001)

   Exhibit I Heenan v. Page, No. 90-020150-CZ, slip op. (Mich. Cir. Ct. Wayne County Sept. 6, 1991)

   Exhibit J    Atlantis Group, Inc. v. Alizac Partners, 1991 U.S. Dist. LEXIS
                12106 (W.D. Mich. Aug. 27, 1991)

   Exhibit K    Atlantis Group, Inc. v. Alizac Partners, No. 1:90-CV-937, slip
                op. (W.D. Mich. Dec. 5, 1991)

   Exhibit L    Comments to Ind. Code ss.23-1-42-2(a)

   Exhibit M    Indiana Code ss.23-1-17-5

   Exhibit N    Young v. General Acceptance Corp., 770 N.E.2d 298 (Ind. 2002)

                        STATEMENT OF THE ISSUE PRESENTED


         Whether the First Claim for Relief in the complaint should be dismissed for failure to state a claim under the Control Share Acquisitions Act because the Taubman family's receipt of original issue Series B Preferred Stock from Taubman Centers, Inc., in 1998 was not a "control share acquisition" under the Act?

                  The defendants answer:    Yes



                    CONTROLLING OR MOST APPROPRIATE AUTHORITY
                              FOR THE RELIEF SOUGHT


         Mich. Comp. Laws ss.450.1791(1)

         Stephen H. Schulman, Cyril Moscow, Margo Rogers Lesser,
                  Michigan Corporation Law & Practice 299 (2002)

         Edward C. Hanpeter, The Michigan Control Share Acquisitions Act,
                  11 Mich. Bus. L. J. 1 (1st Qtr. 1988)

         Young v. General Acceptance Corp., 770 N.E.2d 298 (Ind. 2002)

         Comments to Ind. Code ss.23-1-42-2

                              PRELIMINARY STATEMENT

         This action is part of the plaintiffs' effort to carry out a hostile takeover of Taubman Centers, Inc., a Michigan corporation ("TCI" or the "Company"). The plaintiffs have offered to buy TCI, but their offer has been rejected as inadequate by TCI's board of directors (the "Board"). Now they seek to bolster their takeover attempt by relying on a statute designed to prevent hostile takeovers, the Michigan Control Share Acquisitions Act. But they badly misread the law.

         That law carries out its purpose by regulating certain large acquisitions of stock -- what it calls "control share acquisitions." If a purchase of stock meets the law's definition of a "control share acquisition," then the shares will only have voting rights if the other shareholders approve. The plaintiffs argue that the Taubman family's receipt of original-issue shares of preferred stock in 1998 was a "control share acquisition" under that statute, and the plaintiffs demand that the Court, four years later, strip the preferred stockholders of their voting rights to make the plaintiffs' takeover attempt easier.

         The simple and straightforward language in the statutory definition of a "control share acquisition" defeats this claim. The law specifically limits the definition of a "control share acquisition" to acquisitions of "issued and outstanding control shares" -- shares that are already issued and outstanding and that are acquired from other shareholders on the open market. As the plain statutory language makes clear, and as virtually all of the authorities confirm, the law does not cover newly issued stock -- stock that was not previously "issued and outstanding." Because the issuance of the preferred stock falls squarely in the latter category, the plaintiffs' first claim must be dismissed.

                                   BACKGROUND

         TCI is a publicly traded real estate investment trust. Its sole asset is a partnership interest in The Taubman Realty Group Limited Partnership ("TRG"). (See, e.g., Compl. P.8.) The other partners of TRG are defendants A. Alfred Taubman (not personally, but through the A. Alfred Taubman Revocable Trust and other entities), Robert S. Taubman, and William S. Taubman, and other Taubman family members (collectively, the "Taubman family"), as well as other non-Taubman family investors. (See, e.g., id.)

         Four years ago, in 1998, as part of a major real estate exchange between TRG and two of TRG's then-partners, the General Motors Pension Trusts, and as part of the consequent restructuring of the governance of the enterprise, the Board (as authorized in the Company's articles of incorporation) established "a new series of voting preferred stock" and issued to the limited partners of TRG, including the Taubman family, "one share of the new Series B Preferred Stock in the Company for each TRG unit held by [TRG's] partners." (Id. P.P.2(b), 38 (emphasis added).) The Taubman family thus received from the Company Series B Preferred Stock with voting rights equal to their approximately 30% ownership interest in TRG. (See id. P.P.8, 39.) This newly-issued Series B Preferred Stock gave the Taubman family and other investor-partners voting rights in TCI commensurate with their economic stake in the enterprise. (See id. P.38.)

         In October 2002, the plaintiffs made a written proposal to purchase all of the "outstanding" common stock of TCI. (See id. P. 22.) On October 22, the plaintiffs reiterated their offer to purchase the "outstanding" common stock of TCI. (Id. P.24.) On November 13, 2002, the plaintiffs publicly disclosed their prior offers, and on the same day, the Board publicly announced its prior decision to reject the plaintiffs' offer. (See id. P.P.26, 27.)

         On December 5, 2002, the plaintiffs commenced a tender offer for all of the outstanding common stock of TCI, (see Compl. P.1), which the Board has rejected and has recommended that TCI shareholders reject. Simultaneously, the plaintiffs brought this action, alleging, among other things, that the Taubman family's 1998 acquisition of the new Series B Preferred Stock was a "control share acquisition" under Chapter 7B of the Business Corporation Act, Mich. Comp. Laws ss.ss. 450.1790-.1799 (filed herewith as Ex. A).1 (See, e.g., Compl. P.43.) In the First Claim for Relief in the complaint, the plaintiffs seek a declaration that, "pursuant to" the Control Share Acquisitions Act, the Taubman family's Series B Preferred Stock has no voting rights, and the plaintiffs further seek injunctive relief prohibiting the Taubman family from voting the Series B Preferred Stock. (See id. P.60.)

         In making this claim, the plaintiffs have deliberately ignored the express language of Section 791(1) of the Control Share Acquisitions Act, which makes it clear that only the acquisition of "issued and outstanding" control shares constitutes a "control share acquisition." Indeed, in Paragraph 56 of their First Claim for Relief, the plaintiffs conveniently omit from their purported definition of a "control share acquisition" the all-important phrase, "issued and outstanding."2 Since, as the plaintiffs admit, the Series B Preferred Stock was a new issue acquired directly from the Company, the Control Share Acquisitions Act does not apply to the


-----------------------
1 Chapter 7B of the Business Corporation Act is officially known as the "Stacey, Bennett, and Randall shareholder equity act," Mich. Comp. Laws ss. 450.1790(1), but it is commonly referred to as the "Control Share Acquisitions Act."

2 The statutory definition is: "`control share acquisition' means the acquisition, directly or indirectly . . . of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares." Mich. Comp. Laws ss.450.1791(1)(emphasis added). In contrast, the plaintiffs cite the definition of "control share acquisition" as the direct or indirect acquisition of "ownership of, or the power to direct the exercise of voting power with respect to, control shares,"(Compl. P.56; see also id. P.65), omitting the modifier, "issued and outstanding."

Taubman family's acquisition of Series B Preferred Stock, and the plaintiffs have failed to state any claim under the Control Share Acquisitions Act upon which relief can be granted.

                                    ARGUMENT

                    THE TAUBMAN FAMILY'S RECEIPT OF ORIGINAL-
                    ISSUE SHARES OF PREFERRED STOCK DIRECTLY
                    FROM THE COMPANY WAS NOT A "CONTROL SHARE
                    ACQUISITION"

         The Control Share Acquisitions Act regulates the voting rights of persons who buy in the open market "control shares" in Michigan companies. Unless the articles of incorporation or bylaws of a company provide that the Act does not apply, control shares acquired in a "control share acquisition" have only those voting rights that are conferred by a resolution approved by both a majority of the shareholders and a majority of the shareholders excluding the acquiring person. See Mich. Comp. Laws ss.ss.450.1794, 450.1798.

         The Act defines a "control share acquisition" as

         the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

Mich. Comp. Laws ss.450.1791(1) (emphasis added).3

         This definition -- in particular, its use of the words "issued and outstanding" -- defeats the plaintiffs' first claim as a matter of law. The language must be given its natural, common

--------------------
3 The definition of "control shares," in turn, sets the thresholds at which stock acquisitions trigger the statute. "Control shares" means shares that, when added to all other shares that are owned or could be voted by an acquiring person, would entitle that person to exercise voting power in the election of directors within three ranges:

     (a)     1/5 or more but less than 1/3 of all voting power.
     (b)     1/3 or more but less than a majority of all voting power.
     (c)     A majority of all voting power.

Mich. Comp. Laws ss. 450.1790(2).

and ordinary meaning,4 and that meaning simply does not include newly-issued shares. The leading national treatise on corporate law, the Fletcher Cyclopedia of the Law of Private Corporations, provides the following commonly understood meanings of the terms "issued" and "outstanding"

     The issued shares of a corporation are that part of the authorized shares that have been sold or otherwise issued. The outstanding shares are that which is in the hands of the public, excluding treasury shares.

11 Fletcher Cyc. Corp. ss.5084 (Rev. vol. 1995) (emphasis added) (filed herewith as Ex. B). Accord Harry G. Henn & John R. Alexander, Laws of Corporations & Other Business Enterprises 397 (3d ed. 1983) ("Issued shares are such of the authorized shares as have been issued to shareholders. . . . Outstanding shares are such of the issued shares as are held by the shareholders.") (filed herewith as Ex. C); The Random House Dictionary of the English Language 1377 (2d ed. unabridged 1987) ("outstanding," with respect to "securities," means "publicly issued and sold or in circulation") (filed herewith as Ex. D); The American Heritage Dictionary of the English Language 1287 (3d ed. 1992) ("outstanding" means "[p]ublicly issued and sold") (filed herewith as Ex. E).


         Every commentator on the Act has agreed that it does not apply to issuance of stock by the corporation itself. One analyst observes:

                  Because Chapter 7B applies only to "issued and outstanding shares," the acquisition of unissued shares or treasury shares from a corporation will not constitute a control share acquisition. Thus, the sale of shares by a corporation to a friendly party will not constitute a "control share acquisition."

Edward C. Hanpeter, The Michigan Control Share Acquisitions Act, 11 Mich. Bus. L.J. 1, 1 (1st Qtr. 1988) (filed herewith as Ex. F).

------------------------
4 "[I]n the construction of the statutes of this state," "[a]ll words and phrases shall be construed and understood according to the common and approved usage of the language...." Mich. Comp. Laws ss.ss.8.3, 8.3a.

         Likewise, a leading treatise on Michigan corporate law explains:

                  Because the control share acquisition definition refers to the acquisition of "issued and outstanding" control shares, a person's acquisition of shares directly from the corporation would not constitute a control share acquisition even if the acquisition puts that person over one of the three thresholds of voting power.

Stephen H. Schulman, Cyril Moscow, Margo Rogers Lesser, Michigan Corporation Law & Practice 299 (2002) (filed herewith as Ex. G). Accord David D. Warner, Michigan Corporate Practice and Forms: The Jaffe, Raitt, Heuer & Weiss Manual 2-6 (2001) ("Chapter 7B strips the vote from control shares acquired without prior consent of the corporation" (emphasis added)) (filed herewith as Ex. H).

         This plain reading of the plain language of the Michigan law is consistent with that of the State of Indiana's control share acquisitions statute, which served as the model for the Michigan Act. See Schulman, Moscow & Lesser, supra, at 295; Warner, supra, at 2-6; Heenan v. Page, No. 90-020150-CZ, slip op. at 9 (Mich. Cir. Ct. Wayne County Sept. 6, 1991) (op. on defs.' mot. to dismiss pls.' compl. as moot) (filed herewith as Ex. I). Courts interpreting the Michigan Control Share Acquisitions Act have looked to the Indiana statute and the official comments to that statute for guidance. See Atlantis Group, Inc. v. Alizac Partners, No. 1:90-CV-937, 1991 U.S. Dist. LEXIS 12106, at *19 (W.D. Mich. Aug. 27, 1991) (filed herewith as Ex. J); Atlantis Group, Inc. v. Alizac Partners, No. 1:90-CV-937, slip op. at 10 & n.6 (W.D. Mich. Dec. 5, 1991) (op. denying prelim. inj.) (interpretation of the Control Share Acquisitions Act by the court is "guided by interpretation of analogous law in Indiana") (filed herewith as Ex. K); Heenan v. Page, supra, at 9.

         The "control share" approach to anti-takeover regulation was pioneered by Indiana. See CTS Corp. v. Dynamics Corp., 481 U.S. 69 (1987) (upholding constitutionality of Indiana Control Share Acquisitions Act). As explained in the official comments of the General

Corporation Law Study Commission to the Indiana Business Corporation Law (the "Indiana Comments"):

                  Because "control share acquisition" is defined as the acquisition of already "issued and outstanding" control shares, a person's acquisition from the corporation itself of shares that were previously not issued or outstanding (such as newly authorized shares, or treasury shares being reissued) will not constitute a "control share acquisition," even if the acquisition puts that person over one of the ...three thresholds of voting power.

Indiana Comments to Ind. Code ss.23-1-42-2(a) at 108 (emphasis added) (filed herewith as Ex. L).5 Moreover, the Supreme Court of Indiana confirmed just this past spring that "originally issued shares . . . by definition, are not subject to the control share statute." Young v. General Acceptance Corp., 770 N.E.2d 298, 301 (Ind. 2002) (filed herewith as Ex. N).

         All of this is consistent with the obvious intent of the Michigan law. It seeks to prevent takeovers without the consent of Michigan corporations. And so "Chapter 7B strips the vote from control shares acquired without prior consent of the corporation." Warner, supra, at 2-6. New issuances of stock, of course, not only have the corporation's consent; they are actions taken by the corporation, unlike the purchases of outstanding shares. This is why the statute addresses "issued and outstanding control shares."

         Other provisions in the Act similarly confirm that it distinguishes between transactions taken by the board or with the consent of the board or its stockholders and those that are not. Section 794 of the Act allows a board of directors of a corporation to "opt out" of the Act by amending its bylaws at any time before a control share acquisition. See Mich. Comp. Laws ss.450.1794. It thus gives a board the freedom to allow persons of its choosing -- friendly


----------------------------
5 By statute, the Indiana Comments have official status to be "used as a guide in [the] construction and application" of the Indiana Business Corporation Law. See Ind. Code Ann. ss.23-1-17-5 (filed herewith as Ex. M). The Supreme Court of Indiana "recognize[s] these comments as authoritative." Fleming v. International Pizza Supply Corp., 676 N.E.2d 1051, 1054 n.5 (Ind. 1997).

acquirers -- to acquire shares in the open market without being subject to the Act. See, e.g., Hanpeter, supra, at 1 ("Thus, the sale of shares by a corporation to a friendly party will not constitute a `control share acquisition.'"); Schulman, Moscow & Lesser, supra, at 295 (effect of the Act is to place substantial hurdles before any person seeking to acquire control of the corporation "without the consent of the board of directors"); Warner, supra, at 2-6. 6

         Likewise, Section 798 of the Control Share Acquisitions Act provides that "[c]ontrol shares acquired in a control share acquisition have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the shareholders . . . . "
Mich. Comp. Laws. ss.450.1798(1) (emphasis added). This statutory provision would make no sense if it were applied to newly-issued shares, since these newly-issued shares would not have existed before their acquisition and thus could not be said to have had any "voting rights" "before the control share acquisition."

         In short, the plaintiffs' first claim for relief fails as a matter of law. By its plain and unambiguous language, the Control Share Acquisitions Act regulates only the acquisition of "outstanding" shares. As the plaintiffs themselves allege, however, the Company established the Series B Preferred Stock in 1998 as a "new series of voting preferred stock" and issued the "new Series B Preferred Stock" in 1998 directly to the partners of the TRG, including the Taubman family. (See Compl. P.P.2(b), 38 (emphasis added).) By definition, these shares were not "issued

------------------------------
6 Some nine years ago, the Utah Supreme Court held that the Utah control share acquisitions act covered a new issuance by the corporation without any discussion of the meaning of the phrase "issued and outstanding." See Business Aviation of South Dakota, Inc. v. Medivest, Inc., 882 P.2d 662 (Utah 1994). But the Utah Supreme Court's statutory interpretation was so clearly incorrect and, more importantly, not workable, that this construction was promptly corrected by the Utah legislature. Reaffirming the actual intent of the statute, the Utah legislature which amended the statute to provide that an acquisition of shares "pursuant to a direct issue or transfer from the issuing public corporation of its own shares" "does not constitute a control share acquisition." Utah Code Ann. ss.61-6-3(4)(e). The Utah Supreme Court's decision, therefore, should be entirely disregarded.

and outstanding control shares," and their issuance, as a matter of law, cannot constitute a "control share acquisition."

                                   CONCLUSION

         As discussed above, the plain language of the Control Share Acquisitions Act, the consistent commentary on the Michigan statute, the recent decision from the Supreme Court of Indiana, and the official Indiana Comments to Indiana's statute all demonstrate that a "control share acquisition" does not include a direct issue from the corporation of its own shares. The First Claim for Relief in the complaint must be dismissed.

Respectfully submitted,

MIRO WEINER & KRAMER                                HONIGMAN MILLER SCHWARTZ
a professional corporation                             AND COHN, LLP
Attorneys for Defendants                            Attorneys for Defendants
                                                    I.W. Winsten (P 30528)
                                                    Raymond W. Henney (P 35860)
By:                                                 2290 First National Building
   ----------------------------------               Detroit, Michigan 48226-3583
    Joseph Aviv (P 30014)                           Telephone: (313) 465-7000
    Bruce L. Segal (P 36703)
    Matthew F. Leitman (P 48999)
    Suite 100
    38500 Woodward Avenue
    Bloomfield Hills, MI 48303-0908
    Telephone: (248) 258-1207
    Facsimile: (248) 646-4021

Of Counsel:

WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, New York 10019